Equity Residential

# Third Quarter 2021

## Earnings Release & Supplemental Information

FEATURED COMMUNITIES (Clockwise from top left):
Indie Deep Ellum – Dallas, TX
Kilby – Frisco, TX
Luna Upper Westside – Atlanta, GA
Zephyr on the Park – Redmond, WA

**Investor Relations**
Marty McKenna
(312) 474-1300
investorrelations@eqr.com

Third Quarter 2021 Results

Corporate Headquarters:
Two North Riverside Plaza
Chicago, IL 60606
(312) 474-1300

Information included in this supplemental package is unaudited.

NEWS RELEASE - FOR IMMEDIATE RELEASE

October 26, 2021

Equity Residential Reports Third Quarter 2021 Results

Full Year Guidance Ranges Raised as Strong Recovery Continues Across Portfolio

Chicago, IL – October 26, 2021 - Equity Residential (NYSE: EQR) today reported results for the quarter and nine months ended September 30, 2021 and has posted a Q3 2021 Management Presentation to its website as referenced below.

Third Quarter 2021 Results

All per share results are reported as available to common shares/units on a diluted basis.

	Quarter Ended September 30,
	2021	2020	$ Change	% Change
Earnings Per Share (EPS)	$1.15	$0.24	$0.91	379.2%
Funds from Operations (FFO) per share	$0.76	$0.76	$—	––
Normalized FFO per share	$0.77	$0.77	$—	––

	Nine Months Ended September 30,
	2021	2020	$ Change	% Change
Earnings Per Share (EPS)	$2.14	$1.77	$0.37	20.9%
Funds from Operations (FFO) per share	$2.21	$2.48	$(0.27)	(10.9%)
Normalized FFO per share	$2.17	$2.49	$(0.32)	(12.9%)

“Our third quarter results and upward guidance revisions reflect the continued rapid recovery in our business. For the first time since the pandemic began, we achieved positive quarter over quarter total same store revenue growth,” said Mark J. Parrell, Equity Residential’s President and CEO. “With continued strong demand and growing incomes for our resident demographic, we believe that we are well positioned to deliver same store revenue results in 2022 that will be among the best in our Company’s history.”

Highlights

•

The Company reported positive total same store revenue growth for the third quarter of 2021 compared to the same period of 2020 driven by strong Physical Occupancy, continued improvement in pricing power, an increase in Non-Residential revenues and the governmental rental assistance described below. This is the first time the Company has reported positive quarter over quarter revenue growth since the beginning of the pandemic. The Company also raised its annual guidance for same store revenues and NOI, as well as EPS, FFO per share and Normalized FFO per share.

•

Similar to prior quarters, the Company collected approximately 97% of its expected Residential revenues in the third quarter of 2021. Additionally, the Company received governmental rental assistance payments paid on behalf of residents of approximately $13.4 million and $18.3 million during the third quarter of 2021 and nine months ended September 30, 2021, respectively.

•

During the third quarter of 2021, the Company acquired eight operating properties, consisting of 2,108 apartment units, for an aggregate purchase price of approximately $740.2 million and a weighted average Acquisition Cap Rate of 3.9%. The acquisitions include properties in Austin and Dallas/Ft. Worth, TX, marking the Company’s re-entry into these markets, as well as Atlanta, GA, a market that the Company reentered earlier this year.

•

During the third quarter of 2021, the Company sold five California operating properties, consisting of 1,047 apartment units, for an aggregate sales price of approximately $612.3 million and a weighted average Disposition Yield of 3.9%.

•	In August 2021, the Company entered into a strategic partnership with Toll Brothers, Inc. (NYSE: TOL) to develop apartment communities in key Equity Residential markets.
•	The Company recently published its 2021 Environmental, Social and Governance (ESG) report highlighting Equity Residential’s ESG goals and accomplishments.

Results Per Share

The change in EPS for the quarter ended September 30, 2021 compared to the same period of 2020 is due primarily to higher property sale gains in the third quarter of 2021, the various adjustment items listed on page 26 of this release and the items described below. The change in EPS for the nine months ended September 30, 2021 compared to the same period of 2020 is due primarily to higher property sale gains in the first nine months of 2021, the various adjustment items listed on page 26 of this release and the items described below.

The per share change in FFO for both the quarter and nine months ended September 30, 2021 compared to the same periods of 2020 is due primarily to the various adjustment items listed on page 26 of this release and the items described below.

The per share change in Normalized FFO is due primarily to:

	Positive/(Negative) Impact
	Third Quarter 2021 vs. Third Quarter 2020	September YTD 2021 vs. September YTD 2020
Residential same store Net Operating Income (NOI)	$(0.05)	$(0.39)
Non-Residential same store NOI	0.04	0.05
2021 and 2020 transaction activity impact on NOI, net	(0.01)	(0.06)
Interest expense, net	0.03	0.12
Other items, including corporate overhead (1)	(0.01)	(0.04)
Net	$—	$(0.32)

(1)	Corporate overhead includes property management and general and administrative expenses.

The Company has a glossary of defined terms and related reconciliations of Non-GAAP financial measures on pages 28 through 33 of this release. Reconciliations and definitions of FFO and Normalized FFO are provided on pages 7, 30 and 31 of this release.

Same Store Results

The Company has provided a breakout of Residential and Non-Residential same store results on page 11 of this release with definitions that can be found on page 32 of this release.  Non-Residential operations account for approximately 3.8% of total revenues for the nine months ended September 30, 2021.  The table below reflects same store Residential only results.

	Third Quarter 2021 vs. Third Quarter 2020	Third Quarter 2021 vs. Second Quarter 2021	September YTD 2021 vs. September YTD 2020
Apartment Units	75,509	75,884	75,288
Physical Occupancy	96.6% vs. 94.7%	96.6% vs. 96.1%	95.9% vs. 95.3%

Revenues	(2.5%)	3.5%	(7.3%)
Expenses	2.1%	4.0%	3.1%
NOI	(4.8%)	3.3%	(12.1%)

The following table reflects the detail of the change in Same Store Residential Revenues, which is presented on a GAAP basis showing Leasing Concessions on a straight-line basis.  See page 12 for detail and reconciliations of Same Store Residential Revenues on a GAAP basis to Same Store Residential Revenues with Leasing Concessions on a cash basis.

	Third Quarter 2021 vs. Third Quarter 2020	Third Quarter 2021 vs. Second Quarter 2021	September YTD 2021 vs. September YTD 2020
	% Change	% Change	% Change
Same Store Residential Revenues- comparable period
Lease rates (1)	(4.9%)	1.2%	(6.4%)
Leasing Concessions	(1.1%)	0.4%	(1.5%)
Vacancy gain (loss)	2.2%	0.2%	0.9%
Bad Debt, Net (2)	1.9%	1.4%	(0.1%)
Other (3)	(0.6%)	0.3%	(0.2%)
Same Store Residential Revenues- current period	(2.5%)	3.5%	(7.3%)

(1)	The decline in lease rates is driven by the cumulative impact of leasing activity over the past twelve months despite meaningful recent improvements.
(2)	Change in rental income due to bad debt write-offs and reserves, net of amounts (including governmental rental assistance payments) collected on previously written-off or reserved accounts.
(3)	Includes ancillary income, utility recoveries, early lease termination income, miscellaneous income and other items.

Residential Same Store Operating Statistics

The following table includes select operating metrics for Residential Same Store Properties:

	Q2 2021	Q3 2021	October 2021 (1)
Physical Occupancy (2)	96.3%	96.7%	96.9%
Percentage of Residents Renewing by quarter/month	53.4%	58.5%	64.0%

New Lease Change	(5.4%)	10.1%	11.1%
Renewal Rate Achieved	0.2%	5.6%	9.0%
Blended Rate	(2.8%)	7.6%	9.8%

(1)	October 2021 results are preliminary.
(2)	Physical Occupancy is as of month-end June for Q2 2021, month-end September for Q3 2021 and as of October 21st for October 2021.

Investment Activity

“During the quarter, we were pleased to add high quality, well located assets to the portfolio in both our expansion markets and the suburbs of our established markets and to fund these acquisitions with the sales proceeds from older California assets. These acquisitions included re-entering both the Dallas/Ft. Worth and Austin markets,” said Mr. Parrell. “We also had a very active quarter on the development front with the announcement of our new strategic partnership with Toll Brothers to build apartment communities in several of our markets. In addition, we continue to harness our internal development capabilities to deliver high quality assets to the portfolio as we did in the third quarter with the completion of one project and the start of three new projects.”

The Company acquired eight properties, consisting of 2,108 apartment units, during the third quarter of 2021 for an aggregate purchase price of approximately $740.2 million and a weighted average Acquisition Capitalization Rate of 3.9%. The properties are located in Austin, TX (2), Dallas/Ft. Worth, TX (2), Atlanta, GA (2), suburban Seattle, WA and suburban Boston, MA.   During the first nine months of 2021, the Company has acquired 11 properties, consisting of 2,921 apartment units, for an aggregate purchase price of approximately $1.02 billion and a weighted average Acquisition Capitalization Rate of 3.9%.

The Company sold five properties during the third quarter of 2021, consisting of 1,047 apartment units, for an aggregate sale price of approximately $612.3 million and a weighted average Disposition Yield of 3.9%, generating an Unlevered IRR of 9.5%. Three of the properties are located in suburban San Francisco, CA and two in Los Angeles, CA. During the first nine months of 2021, the Company sold ten properties, consisting of 1,842 apartment units, for an aggregate sale price of approximately $1.02 billion and a weighted average Disposition Yield of 3.8%, generating an Unlevered IRR of 9.2%.

In August 2021, the Company announced a strategic partnership with Toll Brothers, Inc. to develop apartment communities in key Equity Residential markets.  The Company expects that the first developments under this partnership will commence construction sometime over the next few months.  In addition to this partnership, during the third quarter of 2021, the Company acquired a land parcel located in Denver, CO and another in suburban New York, NY, in unconsolidated joint ventures for an aggregate gross purchase price of approximately $55.4 million and commenced construction on both projects. The Company’s total investment in these two separate joint ventures is approximately $24.9 million as of September 30, 2021.  The Company also commenced construction on an additional joint venture apartment property in Washington, D.C., and completed the development of The Edge, a 154 apartment unit property in Bethesda, MD.

Capital Markets Activity

On August 9, 2021, the Company closed on its second ever green bond offering with the issuance of $500.0 million at its lowest ever coupon rate for 10-year unsecured notes of 1.85% and an all-in effective yield of 2.0%. Net proceeds from this issuance will be allocated to investments in green buildings and/or renewable energy, energy efficiency and sustainable water management projects.

During the third quarter of 2021, the Company entered into forward equity sales agreements under its At-The-Market (ATM) share offering program for approximately 1.7 million common shares at an initial weighted average forward price per share of $83.25, which is subject to certain adjustments at settlement. The common shares sold under the forward equity sales agreements must settle by the end of the first quarter in 2023.

Fourth Quarter 2021 Guidance

The Company has established guidance ranges for the fourth quarter of 2021 EPS, FFO per share and Normalized FFO per share as listed below:

Q4 2021 Guidance
EPS	$1.02 to $1.04
FFO per share	$0.77 to $0.79
Normalized FFO per share	$0.78 to $0.80

The difference between the third quarter 2021 actual EPS of $1.15 and the fourth quarter of 2021 EPS guidance midpoint of $1.03 is due primarily to lower expected property sale gains, partially offset by higher expected same store NOI.

The difference between the third quarter 2021 actual FFO of $0.76 per share and the fourth quarter of 2021 FFO guidance midpoint of $0.78 per share is due primarily to higher expected same store NOI.

The difference between the third quarter 2021 actual Normalized FFO of $0.77 per share and the fourth quarter of 2021 Normalized FFO guidance midpoint of $0.79 per share is due primarily to higher expected same store NOI.

Full Year 2021 Guidance

The Company has revised its guidance for its full year 2021 same store operating performance as well as EPS, FFO per share and Normalized FFO per share as listed below:

	Revised	Previous
Same Store (includes Residential and Non-Residential):
Physical Occupancy	96.0%	95.3% to 96.3%
Revenue change	(3.7%)	(5.0%) to (4.0%)
Expense change	3.25%	2.75% to 3.25%
NOI change	(7.0%)	(8.5%) to (7.5%)

EPS	$3.16 to $3.18	$3.03 to $3.13
FFO per share	$2.98 to $3.00	$2.89 to $2.99
Normalized FFO per share	$2.95 to $2.97	$2.85 to $2.95

The change in the full year 2021 EPS guidance range is due primarily to higher expected property sale gains and same store NOI, partially offset by higher expected depreciation expense.

The change in the full year 2021 FFO per share guidance range is due primarily to higher expected same store NOI.

The change in the full year 2021 Normalized FFO per share guidance range is due primarily to higher expected same store NOI.

About Equity Residential

Equity Residential is committed to creating communities where people thrive.  The Company, a member of the S&P 500, is focused on the acquisition, development and management of residential properties located in and around dynamic cities that attract high quality long-term renters.  As of October 25, 2021, Equity Residential owns or has investments in 307 properties consisting of 79,322 apartment units, with an established presence in Boston, New York, Washington, D.C., Seattle, San Francisco and Southern California, and an expanding presence in Denver, Atlanta, Dallas/Ft. Worth and Austin.  For more information on Equity Residential, please visit our website at www.equityapartments.com.

Forward-Looking Statements

In addition to historical information, this press release contains forward-looking statements and information within the meaning of the federal securities laws.  These statements are based on current expectations, estimates, projections and assumptions made by management.  While Equity Residential’s management believes the assumptions underlying its forward-looking statements are reasonable, such information is inherently subject to uncertainties and may involve certain risks, including, without limitation, changes in general market conditions, including the rate of job growth and cost of labor and construction material, the level of new multifamily construction and development, competition and government regulation.  In addition, these forward-looking statements are subject to risks related to the COVID-19 pandemic, many of which are unknown, including the duration and severity of the pandemic, the extent of the adverse health impact on the general population and on our residents, customers and employees in particular, its impact on the employment rate and the economy and the corresponding impact on our residents’ and tenants’ ability to pay their rent on time or at all, the extent and impact of governmental responses, the rollout and effectiveness of vaccines and the impact of operational changes we have implemented and may implement in response to the pandemic. Other risks and uncertainties are described under the heading “Risk Factors” in our Annual Report on Form 10-K and subsequent periodic reports filed with the Securities and Exchange Commission (SEC) and available on our website, www.equityapartments.com. Many of these uncertainties and risks are difficult to predict and beyond management’s control.  Forward-looking statements are not guarantees of future performance, results or events.  Equity Residential assumes no obligation to update or supplement forward-looking statements that become untrue because of subsequent events.

A live web cast of the Company’s conference call discussing these results will take place tomorrow, Wednesday, October 27, 2021 at 12:00 p.m. CT.  In connection with the conference call, the Company is also providing a Management Presentation on its website. Please visit the Investor section of the Company’s website at www.equityapartments.com for the web cast link and the presentation.

Equity Residential

Consolidated Statements of Operations

(Amounts in thousands except per share data)

(Unaudited)

	Nine Months Ended September 30,		Quarter Ended September 30,
	2021	2020	2021	2020
REVENUES
Rental income	$1,818,867	$1,958,270	$623,206	$622,433

EXPENSES
Property and maintenance	341,261	333,333	116,461	113,065
Real estate taxes and insurance	297,780	288,043	96,909	95,273
Property management	74,357	71,513	23,772	20,196
General and administrative	43,102	37,212	13,041	10,859
Depreciation	616,032	619,003	215,397	200,605
Total expenses	1,372,532	1,349,104	465,580	439,998

Net gain (loss) on sales of real estate properties	587,623	352,218	363,928	(25)

Operating income	1,033,958	961,384	521,554	182,410

Interest and other income	25,293	4,006	973	535
Other expenses	(10,908)	(8,324)	(3,456)	(4,097)
Interest:
Expense incurred, net	(202,733)	(248,349)	(68,251)	(80,874)
Amortization of deferred financing costs	(6,172)	(6,253)	(2,048)	(2,101)
Income before income and other taxes, income (loss) from investments in unconsolidated entities and net gain (loss) on sales of land parcels	839,438	702,464	448,772	95,873
Income and other tax (expense) benefit	(679)	(502)	(284)	(262)
Income (loss) from investments in unconsolidated entities	(3,028)	(2,445)	(1,156)	(246)
Net gain (loss) on sales of land parcels	5	—	—	—
Net income	835,736	699,517	447,332	95,365
Net (income) loss attributable to Noncontrolling Interests:
Operating Partnership	(27,903)	(24,624)	(14,847)	(3,376)
Partially Owned Properties	(1,957)	(14,113)	(534)	(703)
Net income attributable to controlling interests	805,876	660,780	431,951	91,286
Preferred distributions	(2,318)	(2,318)	(773)	(773)
Net income available to Common Shares	$803,558	$658,462	$431,178	$90,513

Earnings per share – basic:
Net income available to Common Shares	$2.15	$1.77	$1.15	$0.24
Weighted average Common Shares outstanding	373,474	371,749	374,308	371,869

Earnings per share – diluted:
Net income available to Common Shares	$2.14	$1.77	$1.15	$0.24
Weighted average Common Shares outstanding	387,642	385,973	388,374	385,652

Distributions declared per Common Share outstanding	$1.8075	$1.8075	$0.6025	$0.6025

Equity Residential

Consolidated Statements of Funds From Operations and Normalized Funds From Operations

(Amounts in thousands except per share data)

(Unaudited)

	Nine Months Ended September 30,		Quarter Ended September 30,
	2021	2020	2021	2020
Net income	$835,736	$699,517	$447,332	$95,365
Net (income) loss attributable to Noncontrolling Interests – Partially Owned Properties	(1,957)	(14,113)	(534)	(703)
Preferred distributions	(2,318)	(2,318)	(773)	(773)
Net income available to Common Shares and Units	831,461	683,086	446,025	93,889

Adjustments:
Depreciation	616,032	619,003	215,397	200,605
Depreciation – Non-real estate additions	(3,228)	(3,433)	(1,052)	(1,126)
Depreciation – Partially Owned Properties	(2,676)	(2,514)	(994)	(828)
Depreciation – Unconsolidated Properties	1,867	1,838	634	614
Net (gain) loss on sales of unconsolidated entities - operating assets	(4)	(1,000)	—	(1,000)
Net (gain) loss on sales of real estate properties	(587,623)	(352,218)	(363,928)	25
Noncontrolling Interests share of gain (loss) on sales of real estate properties	—	11,655	—	—
FFO available to Common Shares and Units	855,829	956,417	296,082	292,179

Adjustments (see note for additional detail):
Impairment – non-operating assets	—	—	—	—
Write-off of pursuit costs	3,557	4,864	910	1,586
Debt extinguishment and preferred share redemption (gains) losses	264	37	—	5
Non-operating asset (gains) losses	(23,014)	1,022	294	352
Other miscellaneous items	4,520	(514)	1,179	1,796
Normalized FFO available to Common Shares and Units	$841,156	$961,826	$298,465	$295,918

FFO	$858,147	$958,735	$296,855	$292,952
Preferred distributions	(2,318)	(2,318)	(773)	(773)
FFO available to Common Shares and Units	$855,829	$956,417	$296,082	$292,179
FFO per share and Unit – basic	$2.22	$2.49	$0.77	$0.76
FFO per share and Unit – diluted	$2.21	$2.48	$0.76	$0.76

Normalized FFO	$843,474	$964,144	$299,238	$296,691
Preferred distributions	(2,318)	(2,318)	(773)	(773)
Normalized FFO available to Common Shares and Units	$841,156	$961,826	$298,465	$295,918
Normalized FFO per share and Unit – basic	$2.18	$2.50	$0.77	$0.77
Normalized FFO per share and Unit – diluted	$2.17	$2.49	$0.77	$0.77

Weighted average Common Shares and Units outstanding – basic	385,841	384,759	386,327	384,871
Weighted average Common Shares and Units outstanding – diluted	387,642	385,973	388,374	385,652

Note: See Adjustments from FFO to Normalized FFO for additional detail regarding the adjustments from FFO to Normalized FFO. See Additional Reconciliations and Definitions of Non-GAAP Financial Measures and Other Terms for the definitions of non-GAAP financial measures and other terms as well as the reconciliations of EPS to FFO per share and Normalized FFO per share.

Equity Residential

Consolidated Balance Sheets

(Amounts in thousands except for share amounts)

(Unaudited)

	September 30,	December 31,
	2021	2020
ASSETS
Land	$5,779,686	$5,785,367
Depreciable property	21,840,344	20,920,654
Projects under development	163,659	411,134
Land held for development	82,026	86,170
Investment in real estate	27,865,715	27,203,325
Accumulated depreciation	(8,260,846)	(7,859,657)
Investment in real estate, net	19,604,869	19,343,668
Investments in unconsolidated entities	79,429	52,782
Cash and cash equivalents	39,707	42,591
Restricted deposits	187,042	57,137
Right-of-use assets	477,693	499,287
Other assets	274,275	291,426
Total assets	$20,663,015	$20,286,891

LIABILITIES AND EQUITY
Liabilities:
Mortgage notes payable, net	$2,281,165	$2,293,890
Notes, net	5,833,483	5,335,536
Line of credit and commercial paper	30,000	414,830
Accounts payable and accrued expenses	166,522	107,366
Accrued interest payable	56,777	65,896
Lease liabilities	313,361	329,130
Other liabilities	350,201	345,064
Security deposits	64,617	60,480
Distributions payable	233,306	232,262
Total liabilities	9,329,432	9,184,454

Commitments and contingencies

Redeemable Noncontrolling Interests – Operating Partnership	459,933	338,951
Equity:
Shareholders’ equity:
Preferred Shares of beneficial interest, $0.01 par value; 100,000,000 shares authorized; 745,600 shares issued and outstanding as of September 30, 2021 and December 31, 2020	37,280	37,280
Common Shares of beneficial interest, $0.01 par value; 1,000,000,000 shares authorized; 375,002,588 shares issued and outstanding as of September 30, 2021 and 372,302,000 shares issued and outstanding as of December 31, 2020	3,750	3,723
Paid in capital	9,131,078	9,128,599
Retained earnings	1,527,115	1,399,715
Accumulated other comprehensive income (loss)	(36,666)	(43,666)
Total shareholders’ equity	10,662,557	10,525,651
Noncontrolling Interests:
Operating Partnership	208,955	233,162
Partially Owned Properties	2,138	4,673
Total Noncontrolling Interests	211,093	237,835
Total equity	10,873,650	10,763,486
Total liabilities and equity	$20,663,015	$20,286,891

Equity Residential Portfolio Summary As of September 30, 2021

			% of Stabilized	Average
		Apartment	Budgeted	Rental
Markets/Metro Areas	Properties	Units	NOI	Rate

Established Markets:
Los Angeles	67	15,739	20.0%	$2,526
Orange County	13	4,028	5.4%	2,383
San Diego	11	2,706	3.8%	2,554
Subtotal – Southern California	91	22,473	29.2%	2,504

Washington DC	49	15,098	17.6%	2,345
San Francisco	46	12,314	17.6%	2,908
Seattle	46	9,525	11.5%	2,253
New York	36	9,343	11.0%	3,482
Boston	26	6,700	9.8%	2,867

Expansion Markets:
Denver	6	1,904	1.9%	2,077
Atlanta	3	985	0.9%	1,979
Dallas/Ft. Worth	2	489	0.3%	1,931
Austin	2	491	0.2%	1,406

Total	307	79,322	100.0%	$2,625

	Properties	Apartment Units

Wholly Owned Properties	290	75,548
Master-Leased Properties – Consolidated (1)	—	—
Partially Owned Properties – Consolidated	17	3,774

	307	79,322

Note:  Projects under development are not included in the Portfolio Summary until construction has been completed.

(1)

Effective July 31, 2021, the Company took over management of its last remaining third-party master-leased property containing 162 apartment units located in Arlington, VA and the property is now included in the Wholly Owned Properties count.

3rd Quarter 2021 Earnings Release	9

Equity Residential

Portfolio Rollforward Q3 2021

($ in thousands)

		Properties	Apartment Units	Purchase Price	Acquisition Cap Rate

	6/30/2021	303	78,107

Acquisitions:
Consolidated Rental Properties		6	1,595	$499,725	3.9%
Consolidated Rental Properties – Not Stabilized (A)		2	513	$240,500	4.1%
Unconsolidated Land Parcels (B)		—	—	$55,409

				Sales Price	Disposition Yield

Dispositions:
Consolidated Rental Properties		(5)	(1,047)	$(612,300)	(3.9%)

Completed Developments – Consolidated		1	154

	9/30/2021	307	79,322

Portfolio Rollforward 2021

($ in thousands)

	Properties	Apartment Units	Purchase Price	Acquisition Cap Rate

12/31/2020	304	77,889

Acquisitions:
Consolidated Rental Properties	8	2,128	$684,725	3.9%
Consolidated Rental Properties – Not Stabilized (A)	3	793	$335,700	4.1%
Unconsolidated Land Parcels (B)	—	—	$55,409

			Sales Price	Disposition Yield

Dispositions:
Consolidated Rental Properties	(10)	(1,842)	$(1,021,800)	(3.8%)

Completed Developments – Consolidated	2	354

9/30/2021	307	79,322

(A)

The Company acquired three properties during the nine months ended September 30, 2021, including a property in each of the Atlanta and Seattle markets in the third quarter of 2021, that are in lease-up and are expected to stabilize in their second year of ownership at the combined Acquisition Cap Rates listed above.

(B)

The Company entered into separate unconsolidated joint ventures for the purpose of developing vacant land parcels in Denver, CO and suburban New York, NY. The purchase price listed represents the total consideration for the closing of the respective joint ventures. The Company’s total investment in these two joint ventures is approximately $24.9 million as of September 30, 2021.  See Development and Lease-Up Projects for additional detail.

3rd Quarter 2021 Earnings Release	10

Equity Residential

Third Quarter 2021 vs. Third Quarter 2020

Same Store Results/Statistics Including 75,509 Same Store Apartment Units

$ in thousands (except for Average Rental Rate)

Third Quarter 2021									Third Quarter 2020
	Residential		% Change	Non- Residential		% Change	Total	% Change		Residential	Non- Residential	Total

Revenues	$579,336	(1)	(2.5%)	$22,516	(2)	268.3%	$601,852	0.3%	Revenues	$594,138	$6,114	$600,252
Expenses	$200,652		2.1%	$5,931		5.0%	$206,583	2.2%	Expenses	$196,514	$5,650	$202,164
NOI	$378,684		(4.8%)	$16,585		3,474.4%	$395,269	(0.7%)	NOI	$397,624	$464	$398,088

Average Rental Rate	$2,649		(4.4%)						Average Rental Rate	$2,770
Physical Occupancy	96.6%		1.9%						Physical Occupancy	94.7%
Turnover	13.7%		(4.2%)						Turnover	17.9%

Third Quarter 2021 vs. Second Quarter 2021

Same Store Results/Statistics Including 75,884 Same Store Apartment Units

$ in thousands (except for Average Rental Rate)

Third Quarter 2021									Second Quarter 2021
	Residential		% Change	Non- Residential		% Change	Total	% Change		Residential	Non- Residential	Total

Revenues	$581,352	(1)	3.5%	$22,548	(2)	6.8%	$603,900	3.7%	Revenues	$561,446	$21,122	$582,568
Expenses	$201,243		4.0%	$5,932		(2.3%)	$207,175	3.8%	Expenses	$193,565	$6,071	$199,636
NOI	$380,109		3.3%	$16,616		10.4%	$396,725	3.6%	NOI	$367,881	$15,051	$382,932

Average Rental Rate	$2,645		3.0%						Average Rental Rate	$2,568
Physical Occupancy	96.6%		0.5%						Physical Occupancy	96.1%
Turnover	13.7%		2.3%						Turnover	11.4%

September YTD 2021 vs. September YTD 2020

Same Store Results/Statistics Including 75,288 Same Store Apartment Units

$ in thousands (except for Average Rental Rate)

September YTD 2021									September YTD 2020
	Residential		% Change	Non- Residential		% Change	Total	% Change		Residential	Non- Residential	Total

Revenues	$1,692,955	(1)	(7.3%)	$65,221	(2)	48.7%	$1,758,176	(6.0%)	Revenues	$1,826,344	$43,855	$1,870,199
Expenses	$594,688		3.1%	$18,017		8.4%	$612,705	3.2%	Expenses	$576,884	$16,618	$593,502
NOI	$1,098,267		(12.1%)	$47,204		73.3%	$1,145,471	(10.3%)	NOI	$1,249,460	$27,237	$1,276,697

Average Rental Rate	$2,607		(7.8%)						Average Rental Rate	$2,829
Physical Occupancy	95.9%		0.6%						Physical Occupancy	95.3%
Turnover	35.0%		(4.4%)						Turnover	39.4%

(1)

See page 12 for Same Store Residential Revenues with Leasing Concessions reflected on a cash basis. See Additional Reconciliations and Definitions of Non-GAAP Financial Measures and Other Terms for additional detail.

(2)	Changes in same store Non-Residential revenues for the periods presented are driven by the following:
•

Third Quarter 2021 vs. Third Quarter 2020 – Primarily impacted by the write-off of Non-Residential straight-line lease receivables in the third quarter of 2020 and lower bad debt in the third quarter of 2021.

•	Third Quarter 2021 vs. Second Quarter 2021 – Primarily lower bad debt in the third quarter of 2021.
•	September YTD 2021 vs. September YTD 2020 – Primarily impacted by the write-off of Non-Residential straight-line lease receivables in the third quarter of 2020 and lower bad debt in 2021.

3rd Quarter 2021 Earnings Release	11

Equity Residential

Same Store Residential Revenues – GAAP to Cash Basis (1)

$ in thousands

	Third Quarter 2021 vs. Third Quarter 2020		Third Quarter 2021 vs. Second Quarter 2021		Sept. YTD 2021 vs. Sept. YTD 2020
	75,509 Same Store Apartment Units		75,884 Same Store Apartment Units		75,288 Same Store Apartment Units
	Q3 2021	Q3 2020	Q3 2021	Q2 2021	Sept. YTD 2021	Sept. YTD 2020
Same Store Residential Revenues (GAAP Basis)	$579,336	$594,138	$581,352	$561,446	$1,692,955	$1,826,344
Leasing Concessions amortized	10,896	4,255	10,979	13,166	35,463	6,864
Leasing Concessions granted (2)	(2,164)	(12,020)	(2,193)	(8,298)	(27,312)	(16,547)
Same Store Residential Revenues with Leasing Concessions on a cash basis	$588,068	$586,373	$590,138	$566,314	$1,701,106	$1,816,661

% change - GAAP revenue	(2.5%)		3.5%		(7.3%)

% change - cash revenue	0.3%		4.2%		(6.4%)

(1)	See Additional Reconciliations and Definitions of Non-GAAP Financial Measures and Other Terms for additional detail.

(2)

Monthly Residential Leasing Concessions granted continue to decline.  Residential Leasing Concessions granted in September and October (preliminary) 2021 are $0.2 million and less than $50,000, respectively, which are down from their peak of $6.1 million per month in February 2021 and have returned to pre-pandemic levels.

Same Store Resident/Tenant Accounts Receivable Balances

Including 75,288 Same Store Apartment Units

$ in thousands

	Residential			Non-Residential
Balance Sheet (Other assets):	September 30, 2021		June 30, 2021	September 30, 2021	June 30, 2021
Resident/tenant accounts receivable balances	$42,770		$43,286	$4,064	$6,035
Allowance for doubtful accounts	(37,295)		(38,376)	(3,442)	(5,232)
Net receivable balances	$5,475	(1)	$4,910	$622	$803

Straight-line receivable balances	$11,488	(2)	$20,186	$12,698	$12,777

(1)	The Company held same store Residential security deposits approximating 46.1% of the net receivable balance at September 30, 2021.
(2)

Total same store Residential Leasing Concessions granted in the third quarter of 2021 were approximately $2.2 million.  The straight-line receivable balance of $11.5 million reflects Residential Leasing Concessions that the Company expects will be primarily recognized as a reduction of rental revenues for the remainder of 2021 and the first three quarters of 2022.

Same Store Residential Bad Debt

Including 75,288 Same Store Apartment Units

$ in thousands

Income Statement (Rental income):	Q3 2021	Q2 2021	Q3 2020
Bad Debt, Net (1)	$4,122	$12,177	$15,608
% of Same Store Residential Revenues	0.7%	2.2%	2.6%

(1)	Bad Debt, Net in Q3 2021 benefited from additional resident payments due to governmental rental assistance programs.

3rd Quarter 2021 Earnings Release	12

Equity Residential Third Quarter 2021 vs. Third Quarter 2020 Same Store Residential Results/Statistics by Market

						Increase (Decrease) from Prior Year's Quarter
Markets/Metro Areas	Apartment Units	Q3 2021 % of Actual NOI	Q3 2021 Average Rental Rate	Q3 2021 Weighted Average Physical Occupancy %	Q3 2021 Turnover	Revenues		Expenses	NOI	Average Rental Rate	Physical Occupancy	Turnover

Los Angeles	15,739	21.0%	$2,526	97.3%	11.7%	4.1%		0.3%	5.9%	2.7%	1.3%	(3.5%)
Orange County	4,028	5.7%	2,383	98.1%	11.0%	7.7%		0.4%	10.1%	6.2%	1.3%	(4.9%)
San Diego	2,706	4.1%	2,554	97.8%	14.0%	8.8%		1.8%	11.2%	8.0%	0.7%	(2.0%)
Subtotal – Southern California	22,473	30.8%	2,504	97.5%	11.8%	5.3%		0.5%	7.4%	3.9%	1.2%	(3.6%)

San Francisco	12,114	18.3%	2,898	95.4%	14.1%	(9.0%)		1.9%	(13.2%)	(10.0%)	1.0%	(4.8%)
Washington DC	14,569	17.1%	2,335	96.6%	14.8%	(3.6%)		4.6%	(7.4%)	(4.6%)	1.0%	(2.8%)
New York	9,343	12.3%	3,482	96.8%	12.2%	(4.0%)		0.6%	(8.3%)	(9.6%)	5.7%	(8.3%)
Seattle	8,956	10.3%	2,261	96.2%	14.3%	(5.9%)		6.1%	(10.8%)	(7.4%)	1.6%	(3.2%)
Boston	6,430	9.4%	2,881	95.8%	17.0%	(4.1%)		2.3%	(7.0%)	(6.4%)	2.3%	(3.7%)
Denver	1,624	1.8%	2,091	96.9%	18.4%	4.5%		1.8%	5.7%	2.5%	1.8%	(4.3%)

Total	75,509	100.0%	$2,649	96.6%	13.7%	(2.5%)	(1)	2.1%	(4.8%)	(4.4%)	1.9%	(4.2%)

(1)

With Leasing Concessions reflected on a cash basis, Same Store Residential Revenues increased 0.3% in the third quarter of 2021 compared to the third quarter of 2020.  See page 12 for additional detail and reconciliations.

Note: The above table reflects Residential same store results only.  Residential operations account for approximately 96.2% of total revenues for the nine months ended September 30, 2021.

3rd Quarter 2021 Earnings Release	13

Equity Residential Third Quarter 2021 vs. Second Quarter 2021 Same Store Residential Results/Statistics by Market

						Increase (Decrease) from Prior Quarter
Markets/Metro Areas	Apartment Units	Q3 2021 % of Actual NOI	Q3 2021 Average Rental Rate	Q3 2021 Weighted Average Physical Occupancy %	Q3 2021 Turnover	Revenues		Expenses	NOI	Average Rental Rate	Physical Occupancy	Turnover

Los Angeles	15,739	20.9%	$2,526	97.3%	11.7%	6.6%		2.8%	8.4%	5.7%	0.8%	1.2%
Orange County	4,028	5.7%	2,383	98.1%	11.0%	6.0%		5.9%	6.0%	5.7%	0.2%	2.7%
San Diego	2,706	4.1%	2,554	97.8%	14.0%	5.7%		4.2%	6.2%	6.1%	(0.4%)	3.9%
Subtotal – Southern California	22,473	30.7%	2,504	97.5%	11.8%	6.4%		3.3%	7.7%	5.7%	0.6%	1.7%

San Francisco	12,114	18.2%	2,898	95.4%	14.1%	2.7%		3.4%	2.4%	2.6%	0.1%	2.7%
Washington DC	14,569	17.0%	2,335	96.6%	14.8%	1.2%		8.8%	(2.4%)	0.8%	0.3%	2.8%
New York	9,343	12.2%	3,482	96.8%	12.2%	4.0%		0.6%	7.7%	2.3%	1.6%	2.1%
Seattle	9,331	10.7%	2,246	96.1%	14.4%	2.3%		3.9%	1.5%	1.8%	0.5%	0.7%
Boston	6,430	9.4%	2,881	95.8%	17.0%	1.7%		6.4%	(0.4%)	1.9%	(0.2%)	5.2%
Denver	1,624	1.8%	2,091	96.9%	18.4%	3.8%		11.1%	0.9%	3.8%	(0.1%)	3.1%

Total	75,884	100.0%	$2,645	96.6%	13.7%	3.5%	(1)	4.0%	3.3%	3.0%	0.5%	2.3%

(1)

With Leasing Concessions reflected on a cash basis, Same Store Residential Revenues increased 4.2% in the third quarter of 2021 compared to the second quarter of 2021.  See page 12 for additional detail and reconciliations.

Note: The above table reflects Residential same store results only.  Residential operations account for approximately 96.2% of total revenues for the nine months ended September 30, 2021.

3rd Quarter 2021 Earnings Release	14

Equity Residential September YTD 2021 vs. September YTD 2020 Same Store Residential Results/Statistics by Market

						Increase (Decrease) from Prior Year
Markets/Metro Areas	Apartment Units	Sept. YTD 21 % of Actual NOI	Sept. YTD 21 Average Rental Rate	Sept. YTD 21 Weighted Average Physical Occupancy %	Sept. YTD 21 Turnover	Revenues		Expenses	NOI	Average Rental Rate	Physical Occupancy	Turnover

Los Angeles	15,739	20.4%	$2,439	96.5%	32.2%	(3.2%)		1.3%	(5.2%)	(4.1%)	0.9%	(6.1%)
Orange County	4,028	5.6%	2,281	97.7%	27.2%	1.9%		2.1%	1.8%	0.9%	1.1%	(7.5%)
San Diego	2,706	4.1%	2,446	97.7%	34.5%	3.9%		1.7%	4.7%	3.0%	0.9%	(3.1%)
Subtotal – Southern California	22,473	30.1%	2,411	96.9%	31.6%	(1.5%)		1.5%	(2.7%)	(2.5%)	1.0%	(5.9%)

San Francisco	12,114	18.6%	2,877	94.8%	37.0%	(13.5%)		3.4%	(19.4%)	(13.0%)	(0.5%)	(3.4%)
Washington DC	14,569	17.8%	2,326	96.3%	36.4%	(4.6%)		3.9%	(8.4%)	(5.2%)	0.6%	(1.1%)
New York	9,343	11.7%	3,463	94.4%	30.6%	(11.6%)		2.9%	(23.8%)	(12.1%)	0.5%	(8.8%)
Seattle	8,819	10.5%	2,251	95.8%	39.1%	(8.8%)		4.9%	(14.3%)	(9.0%)	0.2%	(1.3%)
Boston	6,346	9.5%	2,853	95.7%	37.5%	(7.9%)		4.0%	(12.8%)	(9.3%)	1.4%	(5.8%)
Denver	1,624	1.8%	2,031	96.7%	45.9%	1.1%		4.1%	(0.2%)	(0.8%)	1.8%	(8.2%)

Total	75,288	100.0%	$2,607	95.9%	35.0%	(7.3%)	(1)	3.1%	(12.1%)	(7.8%)	0.6%	(4.4%)

(1)

With Leasing Concessions reflected on a cash basis, Same Store Residential Revenues decreased 6.4% in the nine months ended September 30, 2021 compared to the nine months ended September 30, 2020.  See page 12 for additional detail and reconciliations.

Note: The above table reflects Residential same store results only.  Residential operations account for approximately 96.2% of total revenues for the nine months ended September 30, 2021.

3rd Quarter 2021 Earnings Release	15

Equity Residential Same Store Residential Net Effective Lease Pricing Statistics For 75,288 Same Store Apartment Units

	New Lease Change (1)		Renewal Rate Achieved (1)		Blended Rate (1)
Markets/Metro Areas	Q3 2021	Q2 2021	Q3 2021	Q2 2021	Q3 2021	Q2 2021

Southern California	13.5%	2.0%	6.1%	3.6%	9.1%	2.9%
San Francisco	3.1%	(9.9%)	5.6%	(3.7%)	4.4%	(7.3%)
Washington DC	3.9%	(7.0%)	2.1%	(0.1%)	3.0%	(3.8%)
New York	13.8%	(12.9%)	8.0%	(2.1%)	10.4%	(7.8%)
Seattle	15.6%	(4.3%)	4.3%	(1.3%)	8.9%	(2.8%)
Boston	13.3%	(1.5%)	6.4%	0.7%	9.7%	(0.3%)
Denver	16.1%	3.9%	8.0%	6.6%	12.0%	5.1%

Total	10.1%	(5.4%)	5.6%	0.2%	7.6%	(2.8%)

(1)	See Additional Reconciliations and Definitions of Non-GAAP Financial Measures and Other Terms for definitions. See page 3 for October 2021 preliminary data.

3rd Quarter 2021 Earnings Release	16

Equity Residential

Third Quarter 2021 vs. Third Quarter 2020

Total Same Store Operating Expenses Including 75,509 Same Store Apartment Units

$ in thousands

	Q3 2021	Q3 2020	$ Change (1)	% Change	% of Q3 2021 Operating Expenses

Real estate taxes	$87,472	$86,600	$872	1.0%	42.4%
On-site payroll	42,175	42,455	(280)	(0.7%)	20.4%
Utilities	29,475	27,285	2,190	8.0%	14.3%
Repairs and maintenance	26,903	26,477	426	1.6%	13.0%
Insurance	6,782	6,149	633	10.3%	3.3%
Leasing and advertising	2,556	3,011	(455)	(15.1%)	1.2%
Other on-site operating expenses	11,220	10,187	1,033	10.1%	5.4%

Total Same Store Operating Expenses (2) (includes Residential and Non-Residential)	$206,583	$202,164	$4,419	2.2%	100.0%

September YTD 2021 vs. September YTD 2020

Total Same Store Operating Expenses Including 75,288 Same Store Apartment Units

$ in thousands

	YTD 2021	YTD 2020	$ Change (1)	% Change	% of YTD 2021 Operating Expenses

Real estate taxes	$263,521	$259,603	$3,918	1.5%	43.0%
On-site payroll	123,966	124,652	(686)	(0.6%)	20.3%
Utilities	85,290	78,408	6,882	8.8%	13.9%
Repairs and maintenance	77,320	71,359	5,961	8.4%	12.6%
Insurance	20,254	18,403	1,851	10.1%	3.3%
Leasing and advertising	8,028	7,409	619	8.4%	1.3%
Other on-site operating expenses	34,326	33,668	658	2.0%	5.6%

Total Same Store Operating Expenses (2) (includes Residential and Non-Residential)	$612,705	$593,502	$19,203	3.2%	100.0%

(1)	The quarter-over-quarter and year-over-year changes were primarily driven by the following factors:

Real estate taxes – Increase is lower than expected due to lower rates and assessed values.

On-site payroll – Improved sales and service staff utilization from various technology initiatives and higher than usual staffing vacancies during the current periods.

Utilities – Water, sewer and trash charges (approximately 65% of total) increased due to both usage and rate. Natural gas and electric charges (approximately 35% of total) increased due to higher commodity prices.

Repairs and maintenance – Year-over-year increase primarily driven by low comparable period expense growth due to the pandemic and increases in minimum wage on contract services and maintenance repairs (including higher turnover expense from robust leasing activity) in 2021.

Insurance – Increase due to higher premiums on property insurance renewal due to challenging conditions in the insurance market.

Leasing and advertising – Year-over-year increase primarily driven by increased digital advertising.

Other on-site operating expenses – Increase driven by higher ground lease-related expenses.

(2)	See Additional Reconciliations and Definitions of Non-GAAP Financial Measures and Other Terms for additional details.

3rd Quarter 2021 Earnings Release	17

Equity Residential

Debt Summary as of September 30, 2021

($ in thousands)

	Debt Balances (1)	% of Total	Weighted Average Rates (1)	Weighted Average Maturities (years)

Secured	$2,281,165	28.0%	3.16%	5.6
Unsecured	5,863,483	72.0%	3.38%	10.2

Total	$8,144,648	100.0%	3.32%	8.9
Fixed Rate Debt:
Secured – Conventional	$1,897,650	23.3%	3.67%	4.2
Unsecured – Public	5,833,483	71.6%	3.69%	10.2

Fixed Rate Debt	7,731,133	94.9%	3.69%	8.7

Floating Rate Debt:
Secured – Conventional	52,573	0.6%	2.36%	0.7
Secured – Tax Exempt	330,942	4.1%	0.46%	14.9
Unsecured – Revolving Credit Facility	—	—	—	3.1
Unsecured – Commercial Paper Program (2)	30,000	0.4%	0.28%	—

Floating Rate Debt	413,515	5.1%	0.44%	12.1

Total	$8,144,648	100.0%	3.32%	8.9

(1)	See Additional Reconciliations and Definitions of Non-GAAP Financial Measures and Other Terms for additional details.
(2)

At September 30, 2021, the weighted average maturity of commercial paper outstanding was 1 day.  The weighted average amount outstanding for the nine months ended September 30, 2021 was approximately $556.7 million.

Note:  The Company capitalized interest of approximately $12.4 million and $6.9 million during the nine months ended September 30, 2021 and 2020, respectively.  The Company capitalized interest of approximately $4.2 million and $2.8 million during the quarters ended September 30, 2021 and 2020, respectively.

3rd Quarter 2021 Earnings Release	18

Equity Residential

Debt Maturity Schedule as of September 30, 2021

($ in thousands)

Year	Fixed Rate	Floating Rate		Total	% of Total	Weighted Average Coupons on Fixed Rate Debt (1)	Weighted Average Coupons on Total Debt (1)

2021	$1,895	$30,000	(2)	$31,895	0.4%	3.27%	0.34%
2022	264,185	54,653		318,838	3.9%	3.25%	3.10%
2023	1,325,588	3,500		1,329,088	16.1%	3.74%	3.73%
2024	—	6,100		6,100	0.1%	N/A	0.07%
2025	450,000	8,200		458,200	5.6%	3.38%	3.32%
2026	592,025	9,000		601,025	7.3%	3.58%	3.53%
2027	400,000	9,800		409,800	5.0%	3.25%	3.17%
2028	900,000	10,700		910,700	11.1%	3.79%	3.75%
2029	888,120	11,500		899,620	10.9%	3.30%	3.26%
2030	1,095,000	12,600		1,107,600	13.4%	2.55%	2.52%
2031+	1,879,350	275,535		2,154,885	26.2%	3.70%	3.24%
Subtotal	7,796,163	431,588		8,227,751	100.0%	3.44%	3.28%
Deferred Financing Costs and Unamortized (Discount)	(65,030)	(18,073)		(83,103)	N/A	N/A	N/A

Total	$7,731,133	$413,515		$8,144,648	100.0%	3.44%	3.28%

(1)	See Additional Reconciliations and Definitions of Non-GAAP Financial Measures and Other Terms for additional details.
(2)	Represents principal outstanding on the Company’s commercial paper program.

3rd Quarter 2021 Earnings Release	19

Equity Residential

Selected Unsecured Public Debt Covenants

	September 30,	June 30,
	2021	2021
Debt to Adjusted Total Assets (not to exceed 60%)	30.0%	30.7%

Secured Debt to Adjusted Total Assets (not to exceed 40%)	9.2%	9.3%

Consolidated Income Available for Debt Service to Maximum Annual Service Charges (must be at least 1.5 to 1)	4.93	5.10

Total Unencumbered Assets to Unsecured Debt (must be at least 125%)	453.9%	442.1%

Note: These selected covenants represent the most restrictive financial covenants relating to ERP Operating Limited Partnership's ("ERPOP") outstanding public debt securities.  Equity Residential is the general partner of ERPOP.

Selected Credit Ratios

	September 30,	June 30,
	2021	2021
Total debt to Normalized EBITDAre	5.64x	5.67x

Net debt to Normalized EBITDAre	5.60x	5.63x

Unencumbered NOI as a % of total NOI	87.1%	87.2%

Note: See Normalized EBITDAre Reconciliations for detail.

3rd Quarter 2021 Earnings Release	20

Equity Residential

Capital Structure as of September 30, 2021

(Amounts in thousands except for share/unit and per share amounts)

Secured Debt			$2,281,165	28.0%
Unsecured Debt			5,863,483	72.0%

Total Debt			8,144,648	100.0%	20.6%

Common Shares (includes Restricted Shares)	375,002,588	96.7%
Units (includes OP Units and Restricted Units)	12,859,748	3.3%

Total Shares and Units	387,862,336	100.0%
Common Share Price at September 30, 2021	$80.92
			31,385,820	99.9%
Perpetual Preferred Equity (see below)			37,280	0.1%

Total Equity			31,423,100	100.0%	79.4%

Total Market Capitalization			$39,567,748		100.0%

Perpetual Preferred Equity as of September 30, 2021

(Amounts in thousands except for share and per share amounts)

Series	Call Date	Outstanding Shares	Liquidation Value	Annual Dividend Per Share	Annual Dividend Amount
Preferred Shares:
8.29% Series K	12/10/26	745,600	$37,280	$4.145	$3,091

3rd Quarter 2021 Earnings Release	21

Equity Residential Common Share and Unit Weighted Average Amounts Outstanding

	Sept. YTD 2021	Sept. YTD 2020	Q3 2021	Q3 2020

Weighted Average Amounts Outstanding for Net Income Purposes:
Common Shares - basic	373,473,847	371,749,243	374,307,789	371,869,274
Shares issuable from assumed conversion/vesting of:
- OP Units	12,367,392	13,009,281	12,018,963	13,001,245
- long-term compensation shares/units	1,801,057	1,214,047	2,046,947	781,405

Total Common Shares and Units - diluted	387,642,296	385,972,571	388,373,699	385,651,924

Weighted Average Amounts Outstanding for FFO and Normalized FFO Purposes:
Common Shares - basic	373,473,847	371,749,243	374,307,789	371,869,274
OP Units - basic	12,367,392	13,009,281	12,018,963	13,001,245

Total Common Shares and OP Units - basic	385,841,239	384,758,524	386,326,752	384,870,519
Shares issuable from assumed conversion/vesting of:
- long-term compensation shares/units	1,801,057	1,214,047	2,046,947	781,405

Total Common Shares and Units - diluted	387,642,296	385,972,571	388,373,699	385,651,924

Period Ending Amounts Outstanding:
Common Shares (includes Restricted Shares)	375,002,588	372,239,249
Units (includes OP Units and Restricted Units)	12,859,748	13,879,400

Total Shares and Units	387,862,336	386,118,649

3rd Quarter 2021 Earnings Release	22

Equity Residential Development and Lease-Up Projects as of September 30, 2021 (Amounts in thousands except for project and apartment unit amounts)

								Estimated/Actual
Projects	Location	Ownership Percentage	No. of Apartment Units	Total Budgeted Capital Cost	Total Book Value to Date	Total Debt (A)	Percentage Completed	Start Date	Initial Occupancy	Completion Date	Stabilization Date	Percentage Leased / Occupied
CONSOLIDATED:
Projects Under Development:
Alcott Apartments (fka West End Tower)	Boston, MA	100%	470	$409,749	$382,754	$—	95%	Q2 2018	Q3 2021	Q4 2021	Q1 2023	30% / 18%
9th and W	Washington, DC	92%	312	108,027	14,857	—	6%	Q3 2021	Q2 2023	Q3 2023	Q3 2024	– / –

Projects Under Development - Consolidated			782	517,776	397,611	—

Projects Completed Not Stabilized:
The Edge (fka 4885 Edgemoor Lane) (B)	Bethesda, MD	100%	154	75,271	71,275	—	97%	Q3 2019	Q3 2021	Q3 2021	Q3 2022	44% / 41%
Aero Apartments	Alameda, CA	90%	200	117,794	112,091	54,472	99%	Q3 2019	Q2 2021	Q2 2021	Q2 2022	57% / 54%

Projects Completed Not Stabilized - Consolidated			354	193,065	183,366	54,472

UNCONSOLIDATED:
Projects Under Development:
Alloy Sunnyside	Denver, CO	80%	209	66,004	11,304	—	4%	Q3 2021	Q2 2023	Q4 2023	Q3 2024	– / –
Alexan Harrison	Harrison, NY	62%	450	198,664	44,731	—	1%	Q3 2021	Q3 2023	Q2 2024	Q4 2025	– / –

Projects Under Development - Unconsolidated			659	264,668	56,035	—

Total Development Projects - Consolidated			1,136	710,841	580,977	54,472
Total Development Projects - Unconsolidated			659	264,668	56,035	—
Total Development Projects			1,795	$975,509	$637,012	$54,472

NOI CONTRIBUTION FROM DEVELOPMENT PROJECTS	Total Budgeted Capital Cost	Q3 2021 NOI
Projects Under Development - Consolidated	$517,776	$(29)
Projects Completed Not Stabilized - Consolidated	193,065	(211)
Projects Under Development - Unconsolidated	264,668	—
	$975,509	$(240)

(A)

All non-wholly owned projects are being partially funded with project-specific construction loans. None of these loans are recourse to the Company. As of September 30, 2021, no draws have been made on the construction loans for 9th and W or Alexan Harrison and the construction loan for Alloy Sunnyside has not yet closed.

(B)	The Edge – The land under this project is subject to a long-term ground lease. This project is adjacent to an existing apartment property owned by the Company.

3rd Quarter 2021 Earnings Release	23

Equity Residential Capital Expenditures to Real Estate For the Nine Months Ended September 30, 2021 (Amounts in thousands except for apartment unit and per apartment unit amounts)

	Same Store Properties	Non-Same Store Properties/Other	Total	Same Store Avg. Per Apartment Unit

Total Apartment Units	75,288	4,034	79,322

Building Improvements	$60,028	$625	$60,653	$798

Renovation Expenditures (1)	21,163	286	21,449	281

Replacements	24,939	665	25,604	331

Capital Expenditures to Real Estate (2)	$106,130	$1,576	$107,706	$1,410

(1)	Renovation Expenditures on 996 same store apartment units for the nine months ended September 30, 2021 approximated $21,248 per apartment unit renovated.

(2)	See Additional Reconciliations and Definitions of Non-GAAP Financial Measures and Other Terms for additional details.

3rd Quarter 2021 Earnings Release	24

Equity Residential Normalized EBITDAre Reconciliations (Amounts in thousands)

	Trailing Twelve Months		2021			2020
	September 30, 2021	June 30, 2021	Q3	Q2	Q1	Q4	Q3
Net income	$1,098,720	$746,753	$447,332	$328,040	$60,364	$262,984	$95,365
Interest expense incurred, net	319,457	332,080	68,251	67,124	67,358	116,724	80,874
Amortization of deferred financing costs	8,858	8,911	2,048	1,939	2,185	2,686	2,101
Amortization of above/below market lease intangibles	4,291	4,273	1,116	979	1,098	1,098	1,098
Depreciation	817,861	803,069	215,397	200,673	199,962	201,829	200,605
Income and other tax expense (benefit)	1,029	1,007	284	242	153	350	262

EBITDA	2,250,216	1,896,093	734,428	598,997	331,120	585,671	380,305

Net (gain) loss on sales of real estate properties	(767,212)	(403,259)	(363,928)	(223,738)	43	(179,589)	25
Net (gain) loss on sales of unconsolidated entities - operating assets	(640)	(1,640)	—	—	(4)	(636)	(1,000)

EBITDAre	1,482,364	1,491,194	370,500	375,259	331,159	405,446	379,330

Write-off of pursuit costs (other expenses)	5,562	6,238	910	1,316	1,331	2,005	1,586
(Income) loss from investments in unconsolidated entities - operations	4,507	4,597	1,156	261	1,615	1,475	1,246
Net (gain) loss on sales of land parcels	(34,239)	(34,239)	—	—	(5)	(34,234)	—
Realized (gain) loss on investment securities (interest and other income)	(23,432)	(23,432)	—	(23,565)	133	—	—
Insurance/litigation settlement or reserve income (interest and other income)	(2,870)	(2,131)	(742)	(328)	—	(1,800)	(3)
Insurance/litigation/environmental settlement or reserve expense (other expenses)	5,083	3,712	1,871	1,000	2,212	—	500
Advocacy contributions (other expenses)	7,488	9,166	50	427	30	6,981	1,728
Other	(15)	(444)	—	—	—	(15)	(429)

Normalized EBITDAre	$1,444,448	$1,454,661	$373,745	$354,370	$336,475	$379,858	$383,958

Balance Sheet Items:	September 30, 2021	June 30, 2021

Total debt	$8,144,648	$8,250,692
Cash and cash equivalents	(39,707)	(39,492)
Mortgage principal reserves/sinking funds	(17,828)	(16,580)
Net debt	$8,087,113	$8,194,620

Note:

EBITDA, EBITDAre and Normalized EBITDAre do not include any adjustments for the Company’s share of partially owned unconsolidated entities or the minority partner’s share of partially owned consolidated entities due to the immaterial size of the Company’s partially owned portfolio.

3rd Quarter 2021 Earnings Release	25

Equity Residential
Adjustments from FFO to Normalized FFO
(Amounts in thousands)

	Nine Months Ended September 30,			Quarter Ended September 30,
	2021	2020	Variance	2021	2020	Variance

Impairment – non-operating assets	$—	$—	$—	$—	$—	$—

Write-off of pursuit costs (other expenses)	3,557	4,864	(1,307)	910	1,586	(676)

Write-off of unamortized deferred financing costs (interest expense)	264	37	227	—	5	(5)
Debt extinguishment and preferred share redemption (gains) losses	264	37	227	—	5	(5)

Net (gain) loss on sales of land parcels	(5)	—	(5)	—	—	—
(Income) loss from investments in unconsolidated entities ─ non-operating assets	423	1,022	(599)	294	352	(58)
Realized (gain) loss on investment securities (interest and other income)	(23,432)	—	(23,432)	—	—	—
Non-operating asset (gains) losses	(23,014)	1,022	(24,036)	294	352	(58)

Insurance/litigation settlement or reserve income (interest and other income)	(1,070)	(2,352)	1,282	(742)	(3)	(739)
Insurance/litigation/environmental settlement or reserve expense (other expenses)	5,083	(1,293)	6,376	1,871	500	1,371
Advocacy contributions (other expenses)	507	4,081	(3,574)	50	1,728	(1,678)
Other	—	(950)	950	—	(429)	429
Other miscellaneous items	4,520	(514)	5,034	1,179	1,796	(617)

Adjustments from FFO to Normalized FFO	$(14,673)	$5,409	$(20,082)	$2,383	$3,739	$(1,356)

Note: See Additional Reconciliations and Definitions of Non-GAAP Financial Measures and Other Terms for the definitions of non-GAAP financial measures and other terms as well as the reconciliations of EPS to FFO per share and Normalized FFO per share.

3rd Quarter 2021 Earnings Release	26

Equity Residential Normalized FFO Guidance and Assumptions

The guidance/projections provided below are based on current expectations and are forward-looking.  All guidance is given on a Normalized FFO basis.  Therefore, certain items excluded from Normalized FFO, such as debt extinguishment costs/prepayment penalties and the write-off of pursuit costs, are not included in the estimates provided on this page.  See Additional Reconciliations and Definitions of Non-GAAP Financial Measures and Other Terms for the definitions of non-GAAP financial measures and other terms as well as the reconciliations of EPS to FFO per share and Normalized FFO per share.

	Q4 2021	Revised Full Year 2021	Previous Full Year 2021

2021 Normalized FFO Guidance (per share diluted)

Expected Normalized FFO Per Share	$0.78 to $0.80	$2.95 to $2.97	$2.85 to $2.95

2021 Same Store Assumptions (includes Residential and Non-Residential)

Physical Occupancy		96.0%	95.3% to 96.3%
Revenue change (1)		(3.7%)	(5.0%) to (4.0%)
Expense change		3.25%	2.75% to 3.25%
NOI change (2)		(7.0%)	(8.5%) to (7.5%)

2021 Transaction Assumptions

Consolidated rental acquisitions		$1.5B	$1.5B
Consolidated rental dispositions		$1.5B	$1.5B
Transaction Accretion (Dilution)		None	None

2021 Debt Assumptions

Weighted average debt outstanding		$8.2B to $8.3B	$8.1B to $8.3B
Interest expense, net (on a Normalized FFO basis)		$270.7M to $274.0M	$270.0M to $276.5M
Capitalized interest		$15.5M to $16.5M	$16.5M to $17.5M

2021 Capital Expenditures to Real Estate Assumptions for Same Store Properties (3)

Capital Expenditures to Real Estate for Same Store Properties		$150.0M	$150.0M
Capital Expenditures to Real Estate per Same Store Apartment Unit		$1,950	$1,950

2021 Other Guidance Assumptions

Property management expense		$97.5M to $99.5M	$96.5M to $98.5M
General and administrative expense		$55.5M to $57.5M	$55.0M to $57.0M
Debt offerings		$500.0M	$500.0M
Weighted average Common Shares and Units - Diluted		387.9M	388.2M

(1)	Revenue change is reflected on a GAAP basis. Revenue change would be approximately (2.9%) on a cash basis.

(2)	Approximately 25 basis point change in NOI percentage = $0.01 per share change in EPS/FFO per share/Normalized FFO per share.

(3)

During 2021, the Company expects to spend approximately $25.0 million for apartment unit Renovation Expenditures on approximately 1,250 same store apartment units at an average cost of approximately $20,000 per apartment unit renovated, which is included in the Capital Expenditures to Real Estate assumptions noted above.

3rd Quarter 2021 Earnings Release	27

Equity Residential

Additional Reconciliations and Definitions of Non-GAAP Financial Measures and Other Terms

(Amounts in thousands except per share and per apartment unit data)

(All per share data is diluted)

This Earnings Release and Supplemental Financial Information includes certain non-GAAP financial measures and other terms that management believes are helpful in understanding our business.  The definitions and calculations of these non-GAAP financial measures and other terms may differ from the definitions and methodologies used by other real estate investment trusts (“REIT”) and, accordingly, may not be comparable.  These non-GAAP financial measures should not be considered as an alternative to net earnings or any other measurement of performance computed in accordance with accounting principles generally accepted in the United States (“GAAP”) or as an alternative to cash flows from specific operating, investing or financing activities.  Furthermore, these non-GAAP financial measures are not intended to be a measure of cash flow or liquidity.

Acquisition Capitalization Rate or Cap Rate – NOI that the Company anticipates receiving in the next 12 months (or the year two or three stabilized NOI for properties that are in lease-up at acquisition) less an estimate of property management costs/management fees allocated to the project (generally ranging from 2.0% to 4.0% of revenues depending on the size and income streams of the asset) and less an estimate for in-the-unit replacement capital expenditures (generally ranging from $100-$450 per apartment unit depending on the age and condition of the asset) divided by the gross purchase price of the asset.  The weighted average Acquisition Cap Rate for acquired properties is weighted based on the projected NOI streams and the relative purchase price for each respective property.

Average Rental Rate – Total Residential rental revenues reflected on a straight-line basis in accordance with GAAP divided by the weighted average occupied apartment units for the reporting period presented.

Bad Debt, Net – Change in rental income due to bad debt write-offs and reserves, net of amounts collected on previously written-off or reserved accounts.

Blended Rate – The weighted average of New Lease Change and Renewal Rate Achieved.

Capital Expenditures to Real Estate:

Building Improvements – Includes roof replacement, paving, building mechanical equipment systems, exterior siding and painting, major landscaping, furniture, fixtures and equipment for amenities and common areas, vehicles and office and maintenance equipment.

Renovation Expenditures – Apartment unit renovation costs (primarily kitchens and baths) designed to reposition these units for higher rental levels in their respective markets.

Replacements – Includes appliances, mechanical equipment, fixtures and flooring (including hardwood and carpeting).

Debt Balances:

Commercial Paper Program – The Company may borrow up to a maximum of $1.0 billion under its commercial paper program subject to market conditions.  The notes bear interest at various floating rates.

Revolving Credit Facility – The Company’s $2.5 billion unsecured revolving credit facility matures November 1, 2024.  The interest rate on advances under the facility will generally be LIBOR plus a spread (currently 0.775%), or based on bids received from the lending group, and an annual facility fee (currently 0.125%).  Both the spread and the facility fee are dependent on the Company’s senior unsecured credit rating.  In addition, the Company limits its utilization of the facility in order to maintain liquidity to support its $1.0 billion commercial paper program along with certain other obligations.  The following table presents the availability on the Company’s unsecured revolving credit facility:

September 30, 2021
Unsecured revolving credit facility commitment	$2,500,000

Commercial paper balance outstanding	(30,000)

Unsecured revolving credit facility balance outstanding	—

Other restricted amounts	(100,442)

Unsecured revolving credit facility availability	$2,369,558

Debt Covenant Compliance – Our unsecured debt includes certain financial and operating covenants including, among other things, maintenance of certain financial ratios.  These provisions are contained in the indentures applicable to each notes payable or the credit agreement for our line of credit.  The Debt Covenant Compliance ratios that are provided show the Company's compliance with certain covenants governing our public unsecured debt.  These covenants generally reflect our most restrictive financial covenants.  The Company was in compliance with its unsecured debt covenants for all periods presented.

3rd Quarter 2021 Earnings Release	28

Equity Residential

Additional Reconciliations and Definitions of Non-GAAP Financial Measures and Other Terms – Continued

(Amounts in thousands except per share and per apartment unit data)

(All per share data is diluted)

Development Yield – NOI that the Company anticipates receiving in the next 12 months following stabilization less an estimate of property management costs/management fees allocated to the project (generally ranging from 2.0% to 4.0% of revenues depending on the size and income streams of the asset) and less an estimate for in-the-unit replacement capital expenditures (generally ranging from $50-$150 per apartment unit depending on the type of asset) divided by the Total Budgeted Capital Cost of the asset.  The weighted average Development Yield for development properties is weighted based on the projected NOI streams and the relative Total Budgeted Capital Cost for each respective property.

Disposition Yield – NOI that the Company anticipates giving up in the next 12 months less an estimate of property management costs/management fees allocated to the project (generally ranging from 2.0% to 4.0% of revenues depending on the size and income streams of the asset) and less an estimate for in-the-unit replacement capital expenditures (generally ranging from $100-$450 per apartment unit depending on the age and condition of the asset) divided by the gross sales price of the asset.  The weighted average Disposition Yield for sold properties is weighted based on the projected NOI streams and the relative sales price for each respective property.

Earnings Per Share ("EPS") – Net income per share calculated in accordance with GAAP.  Expected EPS is calculated on a basis consistent with actual EPS.  Due to the uncertain timing and extent of property dispositions and the resulting gains/losses on sales, actual EPS could differ materially from expected EPS.

EBITDA for Real Estate and Normalized EBITDA for Real Estate:

Earnings Before Interest, Taxes, Depreciation and Amortization for Real Estate (“EBITDAre”) – The National Association of Real Estate Investment Trusts (“Nareit”) defines EBITDAre (September 2017 White Paper) as net income (computed in accordance with GAAP) before interest expense, income taxes, depreciation and amortization expense, and further adjusted for gains and losses from sales of depreciated operating properties, impairment write-downs of depreciated operating properties, impairment write-downs of investments in unconsolidated entities caused by a decrease in value of depreciated operating properties within the joint venture and adjustments to reflect the Company’s share of EBITDAre of investments in unconsolidated entities.

The Company believes that EBITDAre is useful to investors, creditors and rating agencies as a supplemental measure of the Company’s ability to incur and service debt because it is a recognized measure of performance by the real estate industry, and by excluding gains or losses related to sales or impairment of depreciated operating properties, EBITDAre can help compare the Company’s credit strength between periods or as compared to different companies.

Normalized Earnings Before Interest, Taxes, Depreciation and Amortization for Real Estate (“Normalized EBITDAre”) – Represents net income (computed in accordance with GAAP) before interest expense, income taxes, depreciation and amortization expense, and further adjusted for non-comparable items.  Normalized EBITDAre, total debt to Normalized EBITDAre and net debt to Normalized EBITDAre are important metrics in evaluating the credit strength of the Company and its ability to service its debt obligations.  The Company believes that Normalized EBITDAre, total debt to Normalized EBITDAre, and net debt to Normalized EBITDAre are useful to investors, creditors and rating agencies because they allow investors to compare the Company’s credit strength to prior reporting periods and to other companies without the effect of items that by their nature are not comparable from period to period and tend to obscure the Company’s actual credit quality.

Economic Gain (Loss) – Economic Gain (Loss) is calculated as the net gain (loss) on sales of real estate properties in accordance with GAAP, excluding accumulated depreciation.  The Company generally considers Economic Gain (Loss) to be an appropriate supplemental measure to net gain (loss) on sales of real estate properties in accordance with GAAP because it is one indication of the gross value created by the Company's acquisition, development, renovation, management and ultimate sale of a property and because it helps investors to understand the relationship between the cash proceeds from a sale and the cash invested in the sold property.  The following table presents a reconciliation of net gain (loss) on sales of real estate properties in accordance with GAAP to Economic Gain (Loss):

	Nine Months Ended September 30, 2021	Quarter Ended September 30, 2021

Net Gain (Loss) on Sales of Real Estate Properties	$587,623	$363,928
Accumulated Depreciation Gain	(214,812)	(118,840)

Economic Gain (Loss)	$372,811	$245,088

FFO and Normalized FFO:

Funds From Operations (“FFO”) – Nareit defines FFO (December 2018 White Paper) as net income (computed in accordance with GAAP), excluding gains or losses from sales and impairment write-downs of depreciable real estate and land when connected to the main business of a REIT, impairment write-downs of investments in entities when the impairment is directly attributable to decreases in the value of depreciable real estate held by the entity and depreciation and amortization related to real estate. Adjustments for partially owned consolidated and unconsolidated partnerships and joint ventures are calculated to reflect FFO on the same basis. Expected FFO per share is calculated on a basis consistent with actual FFO per share and is considered an appropriate supplemental measure of expected operating performance when compared to expected EPS.

3rd Quarter 2021 Earnings Release	29

Equity Residential

Additional Reconciliations and Definitions of Non-GAAP Financial Measures and Other Terms – Continued

(Amounts in thousands except per share and per apartment unit data)

(All per share data is diluted)

The Company believes that FFO and FFO available to Common Shares and Units are helpful to investors as supplemental measures of the operating performance of a real estate company, because they are recognized measures of performance by the real estate industry and by excluding gains or losses from sales and impairment write-downs of depreciable real estate and excluding depreciation related to real estate (which can vary among owners of identical assets in similar condition based on historical cost accounting and useful life estimates), FFO and FFO available to Common Shares and Units can help compare the operating performance of a company’s real estate between periods or as compared to different companies.

Normalized Funds From Operations ("Normalized FFO") – Normalized FFO begins with FFO and excludes:

•	the impact of any expenses relating to non-operating asset impairment;
•	pursuit cost write-offs;
•	gains and losses from early debt extinguishment and preferred share redemptions;
•	gains and losses from non-operating assets; and
•	other miscellaneous items.

Expected Normalized FFO per share is calculated on a basis consistent with actual Normalized FFO per share and is considered an appropriate supplemental measure of expected operating performance when compared to expected EPS.

The Company believes that Normalized FFO and Normalized FFO available to Common Shares and Units are helpful to investors as supplemental measures of the operating performance of a real estate company because they allow investors to compare the Company's operating performance to its performance in prior reporting periods and to the operating performance of other real estate companies without the effect of items that by their nature are not comparable from period to period and tend to obscure the Company's actual operating results.

FFO, FFO available to Common Shares and Units, Normalized FFO and Normalized FFO available to Common Shares and Units do not represent net income, net income available to Common Shares or net cash flows from operating activities in accordance with GAAP.  Therefore, FFO, FFO available to Common Shares and Units, Normalized FFO and Normalized FFO available to Common Shares and Units should not be exclusively considered as alternatives to net income, net income available to Common Shares or net cash flows from operating activities as determined by GAAP or as a measure of liquidity.  The Company's calculation of FFO, FFO available to Common Shares and Units, Normalized FFO and Normalized FFO available to Common Shares and Units may differ from other real estate companies due to, among other items, variations in cost capitalization policies for capital expenditures and, accordingly, may not be comparable to such other real estate companies.

FFO available to Common Shares and Units and Normalized FFO available to Common Shares and Units are calculated on a basis consistent with net income available to Common Shares and reflects adjustments to net income for preferred distributions and premiums on redemption of preferred shares in accordance with GAAP.  The equity positions of various individuals and entities that contributed their properties to the Operating Partnership in exchange for OP Units are collectively referred to as the "Noncontrolling Interests – Operating Partnership".  Subject to certain restrictions, the Noncontrolling Interests – Operating Partnership may exchange their OP Units for Common Shares on a one-for-one basis.

3rd Quarter 2021 Earnings Release	30

Equity Residential

Additional Reconciliations and Definitions of Non-GAAP Financial Measures and Other Terms – Continued

(Amounts in thousands except per share and per apartment unit data)

(All per share data is diluted)

The following table presents reconciliations of EPS to FFO per share and Normalized FFO per share for Consolidated Statements of Funds From Operations and Normalized Funds From Operations.

	Actual Sept.	Actual Sept.	Actual	Actual	Expected	Expected
	YTD 2021	YTD 2020	Q3 2021	Q3 2020	Q4 2021	2021
	Per Share	Per Share	Per Share	Per Share	Per Share	Per Share
EPS – Diluted	$2.14	$1.77	$1.15	$0.24	$1.02 to $1.04	$3.16 to $3.18
Depreciation expense	1.58	1.59	0.55	0.52	0.56	2.14
Net (gain) loss on sales	(1.51)	(0.88)	(0.94)	—	(0.81)	(2.32)
Impairment – operating assets	—	—	—	—	—	—

FFO per share – Diluted	2.21	2.48	0.76	0.76	0.77 to 0.79	2.98 to 3.00

Impairment – non-operating assets	—	—	—	—	—	—
Write-off of pursuit costs	0.01	0.01	0.01	—	0.01	0.02
Debt extinguishment and preferred share redemption (gains) losses	—	—	—	—	—	—
Non-operating asset (gains) losses	(0.06)	—	—	—	—	(0.06)
Other miscellaneous items	0.01	—	—	0.01	—	0.01

Normalized FFO per share – Diluted	$2.17	$2.49	$0.77	$0.77	$0.78 to $0.80	$2.95 to $2.97

Lease-Up NOI – Represents NOI for development properties: (i) in various stages of lease-up; and (ii) where lease-up has been completed but the properties were not stabilized (defined as having achieved 90% occupancy for three consecutive months) for all of the current and comparable periods presented.

Leasing Concessions – Reflects upfront discounts on both new move-in and renewal leases on a straight-line basis.

Net Operating Income (“NOI”) – NOI is the Company’s primary financial measure for evaluating each of its apartment properties.  NOI is defined as rental income less direct property operating expenses (including real estate taxes and insurance).  The Company believes that NOI is helpful to investors as a supplemental measure of its operating performance because it is a direct measure of the actual operating results of the Company's apartment properties.  NOI does not include an allocation of property management expenses either in the current or comparable periods.  Rental income for all leases and operating expense for ground leases (for both same store and non-same store properties) are reflected on a straight-line basis in accordance with GAAP for the current and comparable periods.

The following tables present reconciliations of operating income per the consolidated statements of operations to NOI, along with rental income, operating expenses and NOI per the consolidated statements of operations allocated between same store and non-same store/other results (see Same Store Results):

	Nine Months Ended September 30,		Quarter Ended September 30,
	2021	2020	2021	2020
Operating income	$1,033,958	$961,384	$521,554	$182,410
Adjustments:
Property management	74,357	71,513	23,772	20,196
General and administrative	43,102	37,212	13,041	10,859
Depreciation	616,032	619,003	215,397	200,605
Net (gain) loss on sales of real estate properties	(587,623)	(352,218)	(363,928)	25
Total NOI	$1,179,826	$1,336,894	$409,836	$414,095
Rental income:
Same store	$1,758,176	$1,870,199	$601,852	$600,252
Non-same store/other	60,691	88,071	21,354	22,181
Total rental income	1,818,867	1,958,270	623,206	622,433
Operating expenses:
Same store	612,705	593,502	206,583	202,164
Non-same store/other	26,336	27,874	6,787	6,174
Total operating expenses	639,041	621,376	213,370	208,338
NOI:
Same store	1,145,471	1,276,697	395,269	398,088
Non-same store/other	34,355	60,197	14,567	16,007
Total NOI	$1,179,826	$1,336,894	$409,836	$414,095

3rd Quarter 2021 Earnings Release	31

Equity Residential

Additional Reconciliations and Definitions of Non-GAAP Financial Measures and Other Terms – Continued

(Amounts in thousands except per share and per apartment unit data)

(All per share data is diluted)

New Lease Change – The net effective change in rent (inclusive of Leasing Concessions) for a lease with a new or transferring resident compared to the rent for the prior lease of the identical apartment unit, regardless of lease term.

Non-Residential – Consists of revenues and expenses from retail and public parking garage operations.

Non-Same Store Properties – For annual comparisons, primarily includes all properties acquired during 2020 and 2021, plus any properties in lease-up and not stabilized as of January 1, 2020.

Percentage of Residents Renewing – Leases renewed expressed as a percentage of total renewal offers extended during the reporting period.

Physical Occupancy – The weighted average occupied apartment units for the reporting period divided by the average of total apartment units available for rent for the reporting period.

Pricing Trend – Weighted average of 12-month base rent including amenity amount less Leasing Concessions on 12-month signed leases for the reporting period.

Renewal Rate Achieved – The net effective change in rent (inclusive of Leasing Concessions) for a new lease on an apartment unit where the lease has been renewed as compared to the rent for the prior lease of the identical apartment unit, regardless of lease term.

Residential – Consists of multifamily apartment revenues and expenses.

Same Store Operating Expenses:

On-site Payroll – Includes payroll and related expenses for on-site personnel including property managers, leasing consultants, and maintenance staff.

Other On-site Operating Expenses – Includes ground lease costs and administrative costs such as office supplies, telephone and data charges and association and business licensing fees.

Repairs and Maintenance – Includes general maintenance costs, apartment unit turnover costs including interior painting, routine landscaping, security, exterminating, fire protection, snow removal, elevator, roof and parking lot repairs and other miscellaneous building repair and maintenance costs.

Utilities – Represents gross expenses prior to any recoveries under the Resident Utility Billing System (“RUBS”). Recoveries are reflected in rental income.

Same Store Properties – For annual comparisons, primarily includes all properties acquired or completed that are stabilized prior to January 1, 2020, less properties subsequently sold.  Properties are included in Same Store when they are stabilized for all of the current and comparable periods presented.

Same Store Residential Revenues – Revenues from our Same Store Properties presented on a GAAP basis which reflects the impact of Leasing Concessions on a straight-line basis.

Same Store Residential Revenues with Leasing Concessions on a cash basis is presented in Same Store Results and is considered by the Company to be a supplemental measure to Same Store Residential Revenues in conformity with GAAP to help investors evaluate the impact of both current and historical Leasing Concessions on GAAP-based Same Store Residential Revenues and to more readily enable comparisons to revenue as reported by other companies.  Same Store Residential Revenues with Leasing Concessions on a cash basis reflects the impact of Leasing Concessions used in the period and allows an investor to understand the historical trend in cash Leasing Concessions.

% of Stabilized Budgeted NOI – Represents original budgeted 2021 NOI for stabilized properties and projected annual NOI at stabilization (defined as having achieved 90% occupancy for three consecutive months) for properties that are in lease-up.

Total Budgeted Capital Cost – Estimated remaining cost for projects under development and/or developed plus all capitalized costs incurred to date, including land acquisition costs, construction costs, capitalized real estate taxes and insurance, capitalized interest and loan fees, permits, professional fees, allocated development overhead and other regulatory fees, plus any estimates of costs remaining to be funded for all projects, all in accordance with GAAP.

3rd Quarter 2021 Earnings Release	32

Equity Residential

Additional Reconciliations and Definitions of Non-GAAP Financial Measures and Other Terms – Continued

(Amounts in thousands except per share and per apartment unit data)

(All per share data is diluted)

Total Market Capitalization – The aggregate of the market value of the Company’s outstanding common shares, including restricted shares, the market value of the Company’s operating partnership units outstanding, including restricted units (based on the market value of the Company’s common shares) and the outstanding principal balance of debt.  The Company believes this is a useful measure of a real estate operating company’s long-term liquidity and balance sheet strength, because it shows an approximate relationship between a company’s total debt and the current total market value of its assets based on the current price at which the Company’s common shares trade.  However, because this measure of leverage changes with fluctuations in the Company’s share price, which occur regularly, this measure may change even when the Company’s earnings, interest and debt levels remain stable.

Traffic – Consists of an expression of interest in an apartment by completing an in-person tour, self-guided tour or virtual tour that may result in an application to lease.

Transaction Accretion (Dilution) – Represents the spread between the Acquisition Cap Rate and the Disposition Yield.

Turnover – Total Residential move-outs (including inter-property and intra-property transfers) divided by total Residential apartment units.

Unencumbered NOI % – Represents NOI generated by consolidated real estate assets unencumbered by outstanding secured debt as a percentage of total NOI generated by all of the Company's consolidated real estate assets.

Unlevered Internal Rate of Return (“IRR”) – The Unlevered IRR on sold properties is the compound annual rate of return calculated by the Company based on the timing and amount of: (i) the gross purchase price of the property plus any direct acquisition costs incurred by the Company; (ii) total revenues earned during the Company’s ownership period; (iii) total direct property operating expenses (including real estate taxes and insurance) incurred during the Company’s ownership period; (iv) capital expenditures incurred during the Company’s ownership period; and (v) the gross sales price of the property net of selling costs.

The calculation of the Unlevered IRR does not include an adjustment for the Company’s property management expense, general and administrative expense or interest expense (including loan assumption costs and other loan-related costs).  Therefore, the Unlevered IRR is not a substitute for net income as a measure of our performance.  Management believes that the Unlevered IRR achieved during the period a property is owned by the Company is useful because it is one indication of the gross value created by the Company’s acquisition, development, renovation, management and ultimate sale of a property, before the impact of Company overhead.  The Unlevered IRR achieved on the properties as cited in this release should not be viewed as an indication of the gross value created with respect to other properties owned by the Company, and the Company does not represent that it will achieve similar Unlevered IRRs upon the disposition of other properties.  The weighted average Unlevered IRR for sold properties is weighted based on all cash flows over the investment period for each respective property, including net sales proceeds.

Weighted Average Coupons – Contractual interest rate for each debt instrument weighted by principal balances as of September 30, 2021.  In case of debt for which fair value hedges are in place, the rate payable under the corresponding derivatives is used in lieu of the contractual interest rate.

Weighted Average Rates – Interest expense for each debt instrument for the nine months ended September 30, 2021 weighted by its average principal balance for the same period.  Interest expense includes amortization of premiums, discounts and other comprehensive income on debt and related derivative instruments.  In case of debt for which derivatives are in place, the income or expense recognized under the corresponding derivatives is included in the total interest expense for the period.

3rd Quarter 2021 Earnings Release	33